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EXHIBIT 99.1

Contact:
Rush Enterprises Inc., San Antonio Martin A. Naegelin, Jr., 830-626-5230
Adam Friedman Associates Adam Friedman, 212-981-2529, ext. 18

RUSH ENTERPRISES, INC. TO PURCHASE DALLAS PETERBILT AND NASHVILLE PETERBILT

        SAN ANTONIO, Texas, October 22, 2004—Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), operator of the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Texas, today announced that, in connection with its previously announced acquisition of American Truck Source, Inc.("ATS"), the Company will proceed with the acquisition of Dallas Peterbilt and Nashville Peterbilt. Peterbilt Motors Company ("Peterbilt") advised the Company that it does not intend to exercise its rights of first refusal with respect to ATS' pending sale of Dallas Peterbilt or Nashville Peterbilt. Dallas Peterbilt and Nashville Peterbilt constitute approximately 82% of the total assets of ATS being acquired by the Company. Peterbilt provided notice of exercise of its right of first refusal with respect to the pending purchase of Louisville Peterbilt and Birmingham Peterbilt.

        The Company continues to negotiate with Peterbilt to reach an agreement regarding the valuation of the assets of Louisville Peterbilt and Birmingham Peterbilt and an equitable allocation of the obligations and rights under the asset purchase agreement with ATS, and the Company believes that it will be able to reach such an agreement with Peterbilt.

About Rush Enterprises

        Rush Enterprises operates the largest network of Peterbilt heavy-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its current operations include a network of truck dealerships located in Texas, California, Oklahoma, Colorado, Arizona, New Mexico, Alabama and Florida. These dealerships provide an integrated, one-stop source for the retail sale of new and used heavy-duty and medium-duty trucks; aftermarket parts, service and body shop facilities; and a wide array of financial services, including the financing of truck sales, insurance products and leasing and rentals.

        Certain statements contained herein, including those concerning the pending acquisition of ATS and Peterbilt's intent to exercise its rights of first refusal are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the receipt of regulatory and third-party approvals of the pending acquisition of ATS and Peterbilt's decision to, or not to, exercise its right of first refusal wih regard to any of ATS' dealerships and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

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RUSH ENTERPRISES, INC. TO PURCHASE DALLAS PETERBILT AND NASHVILLE PETERBILT